EXHIBIT 10.4
FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT
     This First Amendment to Employment Agreement (“Amendment”) is effective May 8, 2006, and serves to modify only those certain terms of the Employment Agreement (“Agreement”) dated and effective December 1, 2004, between Intervoice, Inc. (“Intervoice”) and Robert E. Ritchey (the “Executive”), as stated herein.
1. Paragraph 1(f) of the Agreement is changed to delete from the list of Competitor companies in item (i) thereof the following: IBM and Edify; and to add to such list of Competitor companies the following: Genesys, Huawei, BeVocal, Audium, NetbyTel, Syntellect, Tuvox, Viecor, Nuance, BBN, Scansofy, and Vocalocity.
2. Paragraph 1(i) of the Agreement is changed in its entirety to read as follows:
“Good Reason” means any of the following actions if taken without the Executive’s prior written consent: (i) any material failure by Intervoice to comply with its obligations under Paragraph 5 (Compensation and Related Matters); (ii) any material failure by Intervoice to comply with its obligations under Paragraph 20 (Assumption by Successor); (iii) any demotion of the Executive as evidenced by a material reduction in the Executive’s responsibilities, duties, compensation, or benefits; (iv) any permanent relocation of the Executive’s place of business to a location 50 miles or more from the current location; or (v) Intervoice completes a “Going Private Transaction.” For purposes of this Agreement, the term “Going Private Transaction” shall mean a transaction that results in the occurrence of both of the following events: (A) Intervoice’s common stock is no longer listed on any national securities exchange or quoted on the Nasdaq National Market or other securities quotation system and (B) Intervoice is no longer subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. Neither a mere transfer of employment among Intervoice and any of its Affiliates nor a mere change in job title constitutes “Good Reason” in the absence of an action described in any of items (i) — (v) of this subparagraph.
3. The last sentence of Paragraph 7(f)(i) of the Agreement is changed in its entirety to read as follows:
The payment provided for in this Paragraph 7(f)(i) shall be made as soon as administratively practicable following the Executive’s termination of employment unless such payment may not be made before the date that is six months after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive) as provided in Section 409A(a)(2) of the Code in order to meet the requirements of Section 409A of the Code, as determined by Intervoice in its sole judgment, in which case the payment shall be made as soon as administratively practicable following the date that is six months after the date of the Executive’s separation from service (or, if earlier, the date of death of the Executive).
4. Paragraph 13 of the Agreement is changed in its entirety to read as follows:
Assistance in Litigation. During the Employment Term and thereafter, the Executive shall, upon reasonable notice, furnish such information and proper assistance to Intervoice or any of its Affiliates as may reasonably be required by Intervoice in connection with any litigation in which Intervoice or any of its Affiliates is, or may become, a party. This obligation includes the Executive’s promptly meeting with
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counsel for Intervoice or any of its Affiliates at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to the Executive. Intervoice shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in rendering such assistance. After the termination of the Executive’s employment, when the time (excluding any telephone conversations of less than two hours’ duration) required of the Executive to provide information and assistance in accordance with this Paragraph 13 includes participation by the Executive on two or more consecutive days (including consecutive business days, where there are intervening holidays or weekends), Intervoice shall compensate the Executive on a per diem basis for each such day after the first, at the same daily rate of pay earned by the Executive as of the Employment Termination Date. Provided, however, that Intervoice shall provide no compensation, other than as may be required by law to be paid to a subpoenaed witness, if applicable, for any testimony, whether at trial or other hearing or upon deposition, given by the Executive.
5. A new Paragraph 22A is inserted between Paragraphs 22 and 23, to read as follows:
22A. Attorney’s Fees. Either Intervoice or the Executive, as applicable, shall have the right, pursuant to TEX. CIV. PRAC. & REM. CODE ANN. §38.001 et seq., to recovery of reasonable attorney’s fees, in addition to the amount of a valid claim and costs, for breach of this Agreement.
6. Except and only as expressly provided herein, all provisions of the Agreement shall remain unchanged and continue in full force and effect, and are hereby ratified by the parties hereto. The provisions of this Amendment shall be read, construed, and interpreted together with the provisions of the Agreement, and not in isolation; and are subject to all other terms of the Agreement. Paragraphs 21-28 of the Agreement are incorporated by reference herein, and shall fully apply to any actions brought on this Amendment, and to this Amendment’s enforceability, construction, interpretation, change, execution, and other conditions or requirements stated therein.
     IN WITNESS WHEREOF, Intervoice has caused this Amendment to be executed on its behalf by its duly authorized officer, and the Executive has executed this Amendment, effective as of the date first set forth above.

INTERVOICE, INC.		ROBERT E. RITCHEY

By:	/s/Jerry Montry	/s/ Robert Ritchey

Jerry Montry

Printed Name
Chairman of the Board of Directors

Title
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